UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting material Pursuant to §240.14a-12

Dynavax Technologies Corporation

(Name of Registrant as Specified In Its Charter)

DEEP TRACK BIOTECHNOLOGY MASTER FUND, LTD.

DEEP TRACK CAPITAL, LP

DAVID KROIN

BRETT A. ERKMAN

JEFFREY S. FARROW

MICHAEL MULLETTE

DONALD J. SANTEL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

Deep Track Capital, LP, a Delaware limited partnership (“Deep Track”), together with the other participants named herein (collectively the “Participants”), issued the following press release (the “Press Release”) related to Dynavax Technologies Corporation, a Delaware corporation (the “Company”). Deep Track or its fellow Participants may disseminate the Press Release or portions thereof from time to time.

Deep Track Capital Sends Letter to Dynavax Technologies Shareholders Offering Final

Perspectives on Why Change is Needed in the Boardroom

Deep Track’s Nominees Are Prepared to Collectively Enter the Boardroom with Open-Minded

Perspectives, Constructive Approach and Sole Focus on Creating Value for All Shareholders

Believes that Without Meaningful Board Change “Valid and Critical Questions Regarding Dynavax’s

Strategic Direction, Capital Allocation, and Board Responsiveness” Will Remain Unanswered

Details Urgent Need to Address Company’s Consistent Failure to Achieve Stated Targets and Reverse

Heplisav Market Share Stagnation

GREENWICH, Conn.—(BUSINESS WIRE)—Deep Track Capital, LP, (together with its affiliates, “Deep Track” or “we”), one of the largest shareholders of Dynavax Technologies Corporation (NASDAQ: DVAX) (“Dynavax”, “DVAX” or the “Company”), with ownership of approximately 14.82% of the Company’s outstanding shares, today issued a letter to shareholders detailing the benefits of electing Deep Track’s four nominees – Brett Erkman, Jeffrey Farrow, Michael Mullette and Donald Santel – to the Board of Directors (the “Board”) at the upcoming 2025 Annual Meeting of Shareholders (the “Annual Meeting”) on June 11, 2025.

For more information, including details on how to vote Deep Track’s WHITE proxy card, please visit www.RefocusDVAX.com.

The full text of the letter follows:

Dear Fellow Dynavax shareholders,

We would like to express our appreciation for the opportunity we have had over the course of this campaign to engage with so many of you. Deep Track undertook this effort because, as one of Dynavax’s largest and longest-tenured shareholders, we believe deeply in the Company and its value creation potential. With the Annual Meeting now only a few days away, we want to convey a few final thoughts about why we believe new, independent and fully objective perspectives should be added to the Board.

First, the numbers speak for themselves. The key asset at Dynavax is Heplisav, but under the Board’s increasing pressure for inorganic growth, Heplisav is not reaching its full potential. As outlined in the Company’s proxy statement1, Heplisav failed to achieve both key metrics established by the Board:

	2024 Board Target	2024 Result	Outcome
Heplisav U.S. sales	$275 million	$268 million	Missed by $7 million
U.S. market share in 4Q	47%	44%	Missed by 3 p.p.

Management cautions that market share numbers should only be evaluated on a year-over-year basis and dismisses the slip to 43% market share in the first quarter of 2025. But even through that lens the numbers are troubling: fourth quarter market share in 2023 was 42%2, which means there were only two percentage points of growth in 2024 – a substantial decline from the seven points achieved in the year prior. At this rate, Heplisav will fall far short of the Company’s 60% target for 2030 – yet management contended on the earnings call last month that this is “exactly how we had planned.”3 Shares fell 11% the next day.4

[1]	Dynavax definitive proxy statement filed April 17, 2025.
[2]	Dynavax 4Q23 earnings call, recorded Feb 22, 2024.
[3]	Dynavax 1Q25 earnings call recorded May 6, 2025.
[4]	Share price calculated market close May 6, 2025 through market close May 7, 2025.

We believe that growing questions about Heplisav growth with a distracted management team combined with an outsized cash pile with no coherent strategy for deployment have taken their toll on the share price. While the Company points to a “pivot” in 2019 when it made the unsurprising choice to focus on its only approved product, this reference point ignores the multi-year losses since then – both on an absolute basis and against the Company’s benchmark historically used in its own proxy filings5, the Nasdaq Biotechnology Index (NBI):

	DVAX	NBI	DVAX vs. NBI
One year	-17%	-6%	-10%
Two years	-12%	+2%	-14%
Three years	-15%	+17%	-32%

Slowing market share growth, missed revenue targets, and a stock price meaningfully underperforming the Company’s index for years all point to fundamental problems at Dynavax – problems that are a direct result of the questionable Board strategy of diversifying the Company away from its lead asset.

Second, without new voices in the boardroom, nothing will change. As leading proxy advisory firm Glass, Lewis & Co. (“Glass Lewis”) noted in its report,6 our campaign “…highlighted valid and critical questions regarding Dynavax’s strategic direction, capital allocation, and board responsiveness.” By voting for the incumbent directors up for election, you would be voting to leave these questions unaddressed and effectively assenting to the current strategy set by Chairman Scott Myers without any further debate, assessment, or new thinking. As Glass Lewis wrote when recommending against Mr. Myers, shareholders would be “best served” by electing Deep Track directors who would bring “relevant and differentiated perspectives to the Board.”

Shareholders must also keep in mind that a “wait and see” approach simply will not work. Due to the Board’s imbalanced class of directors and the classified structure not ending until 2028, there is only one independent director up for election next year – making this year’s Annual Meeting a uniquely important opportunity to effect real change.7

Finally, the truth about Deep Track and our nominees. The current Board has made repeated and increasingly baseless mischaracterizations regarding Deep Track, our nominees and our campaign. Consider these facts:

•

Our director nominees are open-minded and ready to work constructively to do what is best for all Dynavax shareholders. Suggesting that highly respected and experienced professionals like our nominees would violate their fiduciary duties is nothing more than campaign theatre. The Company has particularly targeted Deep Track principal Brett Erkman, accusing him of being “rigid” in his views. In fact, all evidence points to the contrary: in the years of engagement Brett has had with Dynavax and the communications over the course of this campaign (including the very last settlement offer he proposed to Ryan Spencer on April 17, 2025, which the Board flatly

[5]	Dynavax definitive proxy statement filed April 11, 2024.
[6]	Permission to quote Glass Lewis was neither sought nor received.
[7]	Dynavax 2025 proxy statement filed April 17, 2025, identifies Daniel L. Kisner (independent) and Ryan Spencer (CEO) as the only Class II directors continuing in office until the 2026 annual meeting.

rejected over a week later with no substantive dialogue in the interim), Brett consistently and explicitly made clear that he was always “open to discussion” and “happy to engage” on any point of potentially differing opinions, including specifics on capital allocation, board composition and the components of the two-year standstill.

•

Deep Track is one of Dynavax’s largest and longest-tenured investors – the antithesis of “short-term.” Our principals first invested in Dynavax a decade before any incumbent director up for election this year had joined the Board. The idea that we are looking for a quick profit at the expense of the Company’s best interests is simply false. We also do not understand how the Board can believe a single shareholder representative could engineer such an outcome; again, this is more theatre that defies logic and yet another attempt to distract from the facts. Deep Track is not a typical “activist” – this is the first time we have publicly engaged at all with a portfolio company, much less run a proxy contest.

•

Our nominees would bring needed valuable experience, independence and investor perspective to the Dynavax Board. Throughout this campaign, we have struggled to understand why Dynavax has fought so hard (while spending shareholder capital) to prevent a nearly 15% shareholder from having a representative on the Board. Regardless of these motivations, the reality is that our directors are needed. As Glass Lewis concluded in its report, “...we find that the board is notably lacking in directors with direct capital markets or institutional investor backgrounds,” and specifically regarding Brett, “Mr. Erkman’s extensive background as a public equity investor in the life sciences sector addresses what we believe is a notable deficiency in the current board’s composition and could help sharpen the board’s approach to capital allocation, shareholder engagement, and long-term value creation.”

We appreciate you taking the time to consider our views. We truly believe that by voting for all four Deep Track nominees, you can help to unlock the value that Dynavax can deliver and put the Company on a better path to success.

For more information, including details on how to vote Deep Track’s WHITE proxy card, please visit www.RefocusDVAX.com.

Regards,

David Kroin

Founder and Chief Investment Officer, Deep Track Capital LP

EVERY VOTE MATTERS

Your vote is important, no matter how many shares of Common Stock you own.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of Deep Track’s proxy materials, please visit www.RefocusDVAX.com or contact our proxy solicitor,

Innisfree M&A Incorporated (“Innisfree”), using the contact information provided here:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call toll-free (877) 687-1865

About Deep Track Capital

Deep Track Capital is a Greenwich, Connecticut-based investment firm focused exclusively on the life sciences industry. We develop long term partnerships with management teams of leading innovative public and pre-IPO biotechnology companies. In addition to capital, we seek to invest our time and expertise, while leveraging our network for the benefit of our partners. We aim to lead transactions while building large syndicates, and also to invest in rounds led by other qualified investors.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if any of the underlying assumptions of Deep Track Capital, LP (“Deep Track”) or any of the other participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward looking statements should not be regarded as a representation by Deep Track that the future plans, estimates or expectations contemplated will ever be achieved.

Certain statements and information included herein may have been sourced from third parties. Deep Track does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

Deep Track disclaims any obligation to update the information herein or to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such information, projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Deep Track and the other Participants (as defined below) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2025 annual stockholders meeting (the “2025 Annual Meeting”) of Dynavax Technologies Corporation, a Delaware corporation (“DVAX”). Shortly after filing its definitive proxy statement with the SEC, Deep Track furnished the definitive proxy statement and accompanying WHITE universal proxy card to some or all of the stockholders entitled to vote at the 2025 Annual Meeting.

The participants in the proxy solicitation are Deep Track, Deep Track Biotechnology Master Fund, Ltd. (the “Record Stockholder”), David Kroin (all of the foregoing persons, collectively, the “Deep Track Parties”), Brett A. Erkman, Jeffrey S. Farrow, Michael Mullette and Donald J. Santel (such individuals, collectively with the Deep Track Parties, the “Participants”). As of the date hereof, the Deep Track Parties beneficially own an aggregate of 17,791,486 shares (the “Deep Track Shares”) of the common stock, par value $0.001 per share, of DVAX (the “Common Stock”). The Deep Track Shares collectively represent approximately 14.53% of the outstanding shares of Common Stock based on 122,411,685 shares of Common Stock outstanding as of the record date for the 2025 Annual Meeting as reported in DVAX’s Definitive Proxy Statement filed with the SEC on April 17, 2025. Each of the Deep Track Parties may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Deep Track Shares. As of the date hereof, none of the other Participants beneficially own any shares of Common Stock.

IMPORTANT INFORMATION AND WHERE TO FIND IT

DEEP TRACK STRONGLY ADVISES ALL STOCKHOLDERS OF DVAX TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT, AND OTHER PROXY MATERIALS FILED BY DEEP TRACK WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT, WHEN FILED, AND OTHER RELEVANT DOCUMENTS, WILL ALSO BE AVAILABLE BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20th FLOOR, NEW YORK, NY 10022 (STOCKHOLDERS CAN CALL TOLL-FREE: (877)-687-1865).

Contacts

Investor Contact

Innisfree M&A Incorporated

Scott Winter / Gabrielle Wolf

+1 212-750-5833

Media Contact

Longacre Square Partners

deeptrack@longacresquare.com